Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation	Ownership

Nukkleus Picolo Ltd.	Israel	100%
Nukkleus Defense Technologies Inc.	Delaware	100%
SC II Capital Sponsor LLC	Delaware	100% owned by Nukkleus Defense Technologies Inc.
Star 26 Capital Inc.	Nevada	100%
Billio Inc.	Delaware	100% owned by Star 26 Capital Inc.
Star 26 Ltd.	Israel	100% owned by Star 26 Capital Inc.
Water IO Ltd.	Israel	67% owned by Star 26 Ltd.
Water IO Inc.		100% owned by Water IO Ltd.
Zorronet Ltd.	Israel	100% owned by Water IO Ltd.
Tiltan Software Engineering Ltd.	Israel	100% owned by Nukkleus Picolo Ltd.
Nukk Aviation	Israel	51% owned by Nukkleus Picolo Ltd.
Nimbus Drones Technologies and Marketing Ltd.	Israel	100%